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                    [LETTERHEAD OF AMERICAN AIRLINES, INC.]


                                                                   EXHIBIT 5(a)

                                                       April 23, 1999




American Airlines, Inc.
P.O. Box 619616
Dallas/Fort Worth Airport,
Texas  75261-9616


                            American Airlines, Inc.
                       Registration Statement on Form S-3
                          (Registration No. 333-74937)


Ladies and Gentlemen:

         I am Senior Vice President and General Counsel of American Airlines, Inc., a Delaware corporation (the "Company"), and as such I am delivering this opinion in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-3 (Registration No. 333-74937) (the "Registration Statement") and the prospectus included therein (the "Prospectus"). The Registration Statement relates to Pass Through Certificates (the "Pass Through Certificates") to be issued in one or more series in an aggregate principal amount of up to $1,250,000,000 (or (a) its equivalent (based on the applicable exchange rate at the time of sale), if Pass Through Certificates are issued with principal amounts denominated in one or more foreign or composite currencies, or (b) such greater amount, if Pass Through Certificates are issued at an original issue discount, as shall result in aggregate proceeds of not more than U.S. $1,250,000,000) under a Pass Through Trust Agreement (the "Pass Through Trust Agreement") to be entered into between the Company and State Street Bank and Trust Company of Connecticut, National Association, as trustee (the "Trustee"). Capitalized terms used herein without definition shall have the meanings specified in the form of Pass Through Trust Agreement filed as an exhibit to the Registration Statement.

         I or attorneys under my supervision have examined and relied upon the originals, or copies certified or otherwise identified to my satisfaction, of such records, documents and other instruments as in my judgment are necessary or appropriate to enable me to render the opinion expressed below.





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American Airlines, Inc.
April 23, 1999
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         Based on the foregoing, I am of the following opinion:

         1. The Company is validly existing as a corporation in good standing under the laws of the State of Delaware.

         2. The Company has the full corporate power and authority to execute, deliver and perform its obligations under the Pass Through Trust Agreement and the Trust Supplement establishing the terms of each series of Pass Through Certificates and forming the related Trust.

         3. The execution and delivery by the Company of the Pass Through Trust Agreement has been duly authorized by the Company.

         My opinion expressed above is limited to the federal laws of the United States of America, the laws of the State of New York and the corporate laws of the State of Delaware.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of my name under the caption "Legal Opinions" in the Prospectus included in such Registration Statement. In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission issued thereunder.


                                  Very truly yours,


                                  /s/ ANNE H. MCNAMARA


                                  Anne H. McNamara
                                  Senior Vice President and General Counsel